                                                                  EXHIBIT 12.1

                       EXTENDICARE HEALTH SERVICES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                 (DOLLARS IN THOUSANDS UNLESS OTHERWISE NOTED)



                                  NINE MONTHS ENDED        YEAR ENDED DECEMBER 31,
                                    SEPTEMBER 30,    ---------------------------------

                                         1997           1996        1995        1994
                                     ------------    ---------   ---------  ----------


Fixed charges
   Interest, net                         $ 13,633     $ 18,477    $ 14,776    $ 13,083
   add: interest income                     1,155        1,084       1,302       1,323
      capitalized interest                    539          384         679         222
      deferred financing charges              356          449         457         384
                                      -----------    ---------   ---------   ---------
   Interest on indebtedness                15,683       20,394      17,214      15,012
   Proportion of rents representative
   of the interest factors                  2,140        2,627       2,702       2,676
                                      -----------    ---------   ---------   ---------
                                         $ 17,823     $ 23,021    $ 19,916    $ 17,688
                                      ===========    =========   =========   =========
Earnings before income taxes,
minority interests and extraordinary
items                                    $ 47,248     $ 56,990    $ 42,398    $ 35,211
add: fixed charges above                   17,823       23,021      19,916      17,688
deduct: capitalized interest above           (539)        (384)       (679)       (222)
                                      -----------    ---------   ---------   ---------
Earnings for computation purposes        $ 64,532     $ 79,627    $ 61,635    $ 52,677
                                      ===========    =========   =========   =========

Ratio                                         3.6x         3.5x        3.1x        3.0x
                                      ===========    =========   =========   =========
